Exhibit 99.1

BYRNA TECHNOLOGIES REPORTS FISCAL YEAR 2021 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

REVISES FULL YEAR GUIDANCE TO $55 TO $60 MILLION

ANDOVER, MA – February 11, 2022 - Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna”, “the Company”, “we” or “us”) today announced financial results for its fiscal fourth quarter (Q4 FY21) and full year (FY 2021) ended November 30, 2021.

Fourth Quarter 2021 Highlights

●	Revenues rose 1.2% to $11.2 million from $11.0 million in last year’s fourth quarter
●	Orders Received during Q4 rose 57.4% to $12.0 million in Q4 FY21 from $7.6 million in last year’s fourth quarter (Q4 FY20)
●	Gross profit increased by 16.4% to $5.7 million from $4.9 million in last year’s fourth quarter
●	Gross margin improved to 51.1% from 44.4% in last year’s fourth quarter
●	Average daily Byrna.com web sessions in Q4 FY 2021 topped 20,000 for the first time, up from 17,455 in the fiscal third quarter of 2021 (Q3 FY21) and 8,806 in Q4 FY20

Full Year 2021 Highlights

●	Revenues rose 154.5% to $42.2 million from $16.6 million in fiscal year 2020 (FY 2020)
●	Gross profit increased by 204.9% to $22.9 million from $7.5 million in FY 2020
●	Gross margin improved to 54.3% from 45.3% in FY 2020
●	Available cash of $56.3 million at November 30, 2021

FY 2021 Operational Achievements

●	Introduced Byrna SD Launcher
●	Introduced the Eco-Kinetic (water soluble) practice round – the first truly environmentally friendly round in the less-lethal industry
●	Started in-house production of Byrna Pepper and Byrna Max ammunition
●	Daily Web Sessions on Byrna.com during Q4 exceeded 20,000/day for the first time (up from 17,445 in Q3 FY21 and 8,806 in Q4 FY20)
●	Byrna shipped more than 88,000 orders in FY2021, up from 48,000 in FY2020 and just 968 orders in FY2019

Fourth Quarter 2021 Results Overview

Revenues for the quarter increased slightly (1.2%) to $11.2 million in Q4 FY21 from $11.0 million in Q4 FY20. Orders received during the quarter increased substantially, however, up 57.4% to $12.0 million in Q4 FY21 from $7.6 million in Q4FY20 as Q4 FY2020 sales included the fulfillment of $3.4 million of backorders received in prior quarters.

Gross profit rose to $5.7 million, or 51.1% of reported net revenue, in Q4 FY21 as compared to gross profit of $4.9 million, or 44.4% of net revenue, in Q4 FY20. The improvement in gross margin was helped by improved operating efficiencies at the factories and the introduction of new higher margin products partially offset by higher inbound freight costs.

Operating expenses rose to $8.8 million in Q4 FY21 from $6.2 million in Q4 FY20 and $6.7 million in Q3 FY21. The increase from Q3 FY21 was due to more than $1.02 million in additional advertising spend as Byrna looks to build brand awareness as well as $1.3 million in severance costs ($0.70 million non-cash) incurred during Q4 FY21 as the Company cut ongoing payroll costs through the elimination of several high paid positions. In addition, the Company incurred $0.25 million in additional variable costs (including credit card processing fees, online sales platform fees and outbound shipping costs) due to higher sales volume.

Net loss in Q4 FY21 was $(3.2) million, or $(0.14) per share, compared to a net loss of $(1.6) million, or $(0.11) per share, in Q4 FY20, due primarily to the higher operating expenses outlined above.

Excluding long-term stock-based compensation and one-time severance costs, non-GAAP adjusted net loss1 for Q4 FY21 was $(1.5) million or $(0.06) per share compared to non-GAAP adjusted net loss2 of $(1.1) million or $(0.06) per share in Q4 FY20.

FY 2021 Full Year Results Overview

Revenues increased 154.5% to $42.2 million in FY 2021 from $16.6 million in FY2020 driven largely by Byrna’s continued advertising and marketing efforts designed to introduce the Byrna brand to a larger audience.

Gross profit rose to $22.9 million, or 54.3% of reported net revenue, (in line with the 53% to 55% guidance) in FY 2021 as compared to gross profit of $7.5 million, or 45.3% of net revenue, in FY 2020. The improvement was due to improved operating efficiencies in both factories as well as higher production volumes in Ft. Wayne which allowed Byrna to amortize factory overhead across a larger number of units. Additionally, margins were helped by the introduction of new higher margin products. At the same time, increased freight costs caused by the global supply chain crisis had a negative impact on margins, particularly in Q4 FY21.

Operating expenses rose to $26.2 million in FY 2021 from $11.8 million in FY 2020 reflecting the general growth of the company and its operations particularly in the area of people costs as the average number of employees approximately doubled from 2020 to 2021.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

2 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

Net loss in FY 2021 was $(3.3) million, compared to a net loss of $(12.6) million in FY 2020. The net loss in FY 2020 included a non-operating loss of $(6.0) million resulting from the extinguishment of debt. Excluding non-cash stock-based compensation, non-GAAP adjusted net loss3 for FY 2021 was $(0.0) million, compared to non-GAAP adjusted net loss of $(3.6) million in FY 2020.

Non-GAAP Adjusted EBITDA, excluding long-term non-cash stock-based compensation and one-time severance costs, showed a profit of $1.3 million versus a loss of $(2.8) million in FY 2020.

Financial Position as of November 30, 2021:

●	Total cash of $56.4 million, including $0.1 million of restricted cash, up from total cash of $9.7 million at November 30, 2020, including restricted cash of $6.5 million
●	Total assets of $75.3 million, up from $21.2 million at November 30, 2020
●	No current or long-term debt

Bryan Ganz, CEO of Byrna, commented “It has been an amazing journey. Just two years ago, Byrna had less than $1.0 million in sales, only 96,000 people had visited our website and we had filled just 968 orders. We had no factory, no advertising budget and just ten employees. Two years later we have seen our sales increase by more than 4,500%. More than 8.6 million people have visited our website and we have filled more than 138,000 orders.

“At the same time, we established two manufacturing facilities on two different continents, bringing the production of both launchers and ammunition in house and we have put into place the people, infrastructure and balance sheet necessary to take Byrna to the next level – and we did all of this in the middle of a pandemic and global supply chain crisis!

“It has not been without its growing pains and there is still much work to do as we strive to improve procedures, enhance quality control processes and expand operations globally, however, on balance, I am extremely proud of what the team at Byrna has been able to accomplish in just a few short years and I look forward to working with this amazing group of people as we pursue our mission of building Byrna into a global brand by saving lives and giving folks the ability to “Live Safe.””

FY 2022 Outlook

Byrna believes that revenues for the first quarter of FY 2022 ("Q1 FY22") ending February 28, 2022, will range between $8.4 and $9.2 million (down from prior guidance of $11.0 to $11.5 million). The reason for the wide range is that Byrna has $1.0 million of orders that we are not sure if we can ship prior to the end of the quarter. For FY 2022 ending November 30, 2022, Byrna is lowering its revenue guidance from $60 - $65 million to $55 - $60 million. The reduction in our Q1 projection and our full year guidance is due to the uncertainties stemming from the global supply chain crisis. This new range reflects year-over-year growth of approximately 36% at the mid-point of the range.

3 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

This projected growth is based on the Company's continued increase in brand awareness as evidenced by the increasing number of first time web visitors to Byrna.com coupled with the increasing number of brick and mortar retailers that are carrying the Byrna line of products, tempered somewhat by the current supply chain issues which, during Q1 FY22, has resulted in shortages of the raw materials and components necessary to produce both Byrna’s flagship SD launcher line and the shoulder fired launchers acquired in the Mission acquisition (TCR, Mission-4 and MLR). In addition to production shortfalls that have plagued many of our vendors, we have also been negatively impacted by extended shipping times (despite shipping everything by airfreight this quarter). The combined impact of production shortfalls and extended shipping times has forced several unplanned shutdowns at both Byrna factories during Q1 FY22.

So far in 2021, the Byrna production facility in Ft. Wayne Indiana only was able to produce launchers 23 days (as of February 9th) due to out-of-stock components. As a result, launcher production for Q1 FY22 to date has been just 12,265 units. These unplanned shutdowns resulted in the Byrna SD being out of stock throughout the quarter resulting in empty shelves at our dealers and out-of-stock notifications on our website. Due to the persistent and continuing supply chain issues, Byrna will not be able to build sufficient product to exceed the revised Q1 guidance of $9.2 million.

On a positive note, Byrna expects to have enough raw material and components on hand by the end of this quarter to produce 30,000 units in Q2. This improvement in our inventory situation is the result of (1) a realignment of suppliers including moving production of several critical components to U.S. vendors; and (2) moving beyond the impact of the Christmas holiday and Chinese New Year shutdown periods.

Over the longer term, Byrna is continuing to pursue its “all truck strategy” in which Byrna expects to be able to supply to the Ft. Wayne factory 100% of the components necessary to produce the Byrna SD from US suppliers before the end of this fiscal year. We also expect to have redundant supply of 100% of the components by year-end.

Despite our belief that we will be able to meet our production goals in the coming quarters and despite our efforts to bring on US suppliers for 100% of the inputs, there can be no assurance that the current supply chain issues, which have severely impacted the Company during Q1 FY22, will not continue to negatively impact the Company for several months or quarters to come.

In addition to adversely impacting production, supply chain issues negatively impacted Byrna’s new product development pipeline as suppliers were unable or unwilling to devote machine time to the production of the prototype parts that are necessary in the development of any new product. Turnaround times on prototype parts increased from roughly one week to, in many cases, more than four weeks. As a result, Byrna has not yet been able to release several critical new products including the 7-round magazine, the Byrna SD Pro and Byrna TCR. These delays have had a negative impact on Q1 FY22 sales. We believe that these products will all be in production by the end of the first quarter or very early in the second quarter.

The two new products that we expect to have the greatest impact on sales in FY 2022 are the 12-gauge less-lethal finned projectile and the Byrna LE (Law Enforcement). The 12-gauge round will allow Byrna’s patented and highly effective fin-tailed round projectile to be fired from any 12-gauge shotgun without having to spend more than $1,000 to purchase a dedicated launcher. This will allow the owners of the approximately 100 million shotguns (in the United States alone) to use their existing weapons system to disarm a threat at safe standoff distances without employing lethal force. The shotgun is the most common weapon used for home defense in the U.S. Allowing it to be used in a less-lethal manner could be a game changer when it comes to the widespread acceptance of less-lethal force.

If all goes as planned, Byrna intends to go into production of its less-lethal 12-gauge round in Q3 of 2022, initially producing 100,000 rounds a month. Byrna expects these to retail for approximately $7.00 per round.

The Byrna LE, which is specifically designed for law enforcement requirements, will have greater stopping power than the current Byrna SD range of products. This product, which we also expect to release to the market in Q3 of 2022 will be offered to both law enforcement and civilians. We expect that many owners of the Byrna HD and Byrna SD launchers will upgrade to the faster, more accurate and far more powerful Byrna LE. The Byrna LE will be produced exclusively in the U.S.

Conference Call

Byrna Technologies will host a conference call later this morning at 9:00 am ET to review these results. To listen to the call live, dial (201) 493-6744 or (877) 445-9755 and ask for the Byrna Technologies call. The question-and-answer portion of the call will be open to industry research analysts. To listen to a simultaneous webcast of the call, please visit ir.byrna.com ten minutes prior to the start of the call and click on the Investors section to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on Byrna Technologies’ website for thirty days.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store www.byrna.com.

Forward Looking Information

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes” and statements that certain actions, events or results "may,” "could,” "would,” "should,” "might," "occur," or "be achieved," or "will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the Company’s statements related to its revenue projections, continuing growth of web traffic, brand awareness and brick and mortar stores, replenishment of raw materials and components, including prototypes, to meet inventory, production, new product introduction and sales goals, features of, market reception to, and adoption of new products, and the impact of new products and sales channels on FY 2022 sales. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services, prolonged, new, or exacerbated disruption of our supply chain, the further or prolonged disruption of new product development, production or distribution or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, pandemic-related factors, civil unrest, increased shipping costs or freight interruptions, prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers, reduced air freight capacity, or otherwise; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of our products, potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factor; ransomware attack or data breach, product design defects or recalls, litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand or the law regulating the Company's products or ability to engage in commerce, or other regulatory factors including the impact of commerce and trade laws and regulations, import-export related matters or sanctions or embargos that could affect the Company’s supply chain or markets; delays in planned operations related to licensing, registration or permit requirements; future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and the updated risk factors delineated in Part 1, Item 1A of our Form 10-Q for the quarter ended May 31, 2021, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Lisa Wager, Chief Legal Officer Byrna Technologies Inc. (978) 665-2721

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Years Ended
	November 30,		November 30,
	2021	2020	2021	2020
Net revenue	$11,163	$11,029	$42,160	$16,566
Cost of goods sold	(5,463)	(6,132)	(19,270)	(9,058)
Gross profit	5,700	4,897	22,890	7,508
Operating expenses	8,798	6,171	26,181	11,817
LOSS FROM OPERATIONS	(3098)	(1,276)	(3,291)	(4,309)
OTHER (EXPENSE) INCOME
Foreign currency transaction loss	(288)	(73)	(210)	(91)
Accretion of debt discounts	—	—	—	(755)
Interest expense	(10)	—	(34)	(233)
Loss on extinguishment of debt	—	—	—	(6,027)
Warrant inducement expense	—	—	—	(845)
Forgiveness of Paycheck Protection Program loan	—	—	190	—
Other expense	(81)	—	(98)	—
LOSS BEFORE INCOME TAXES	(3,477)	(1,349)	(3,443)	(12,260)
Income tax (benefit) provision	(269)	292	(160)	293
NET LOSS	$(3,208)	$(1,641)	$(3,283)	$(12,553)
Dividends on preferred stock	—	—	1,043	—
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(3,208)	$(1,691)	$(4,326)	$(12,487)

Foreign exchange translation adjustment	(167)	(50)	(44)	66
COMPREHENSIVE LOSS	$(3,375)	$(1,691)	$(3,327)	$(12,487)

Net loss per share – basic and diluted	$(0.14)	$(0.11)	$(0.22)	$(0.98)
Weighted-average number of common shares outstanding during the period	23,647,400	14,684,379	19,610,039	12,678,747

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

(Unaudited)

	November 30,	November 30,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$56, 308	$3,175
Restricted cash	92	6,389
Accounts receivable, net	1,658	834
Inventory, net	6,613	4,817
Prepaid expenses and other current assets	1,490	1,391
Total current assets	66,161	16,606

Patent rights, net	3,668	811
Deposits for equipment	1,293	619
Right-of-use asset, net	1,086	1,200
Property and equipment, net	1,972	1,220
Goodwill	816	651
Restricted cash	—	92
Other assets	318	17
TOTAL ASSETS	$75,314	$21,216
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,996	$6,629
Operating lease liabilities, current	463	257
Deferred revenue	720	4,843
Notes payable, current	—	76
Total current liabilities	8,179	11,805

Notes payable, non-current	—	115
Deferred revenue, non-current	405	59
Operating lease liabilities, noncurrent	632	828
Total Liabilities	$9,216	$12,807

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Series A Preferred Stock, 1,500 shares designated, 1,391 and 0 shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 23,754,096 and 14,852,023 shares issued and outstanding, respectively	23	15
Additional paid-in capital	119,589	58,581
Accumulated deficit	(53,498)	(50,215)
Accumulated other comprehensive (loss) income	(16)	28

Total Stockholders’ Equity (Deficit)	66,098	8,409

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$75,314	$21,216

Non-GAAP Financial Metrics

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide the following additional financial metrics that are not prepared in accordance with GAAP (non-GAAP): adjusted EBITDA, non-GAAP net loss, and non-GAAP net loss per share. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that these non-GAAP financial measures help us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measures.

Accordingly, we believe that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

These non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as comprehensive (loss) income as reported in our consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest (income) expense; (iv) stock-based compensation expense; (v) severance expense; (vi) accretion of debt discounts; (vii) loss on extinguishment of debt; (viii) warrant inducement expense; (ix) other income (forgiveness of PPP loan); and (x) other financing costs. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). The adjustment for other income (forgiveness of PPP loan) was not included in our Adjusted EBITDA metric for the year ended November 30, 2020 because it was not applicable to such period. We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to comprehensive (loss) income the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	November 30,
	2021	2020
Comprehensive loss	$(3,375)	$(1,691)

Adjustments:
Interest expense	10	--
Income tax (benefit) provision	(269)	293
Depreciation and amortization	134	89
Non-GAAP EBITDA	(3,500)	(1,309)

Stock-based compensation expense	632	593

Severance expense	1,300	—
Other financing costs	(4)	—
Non-GAAP adjusted EBITDA	$(1,572)	$(716)

Non-GAAP net income (loss) and non-GAAP net income (loss) per share

Non-GAAP comprehensive (loss) income is defined as comprehensive (loss) income as reported in our consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) stock-based compensation expense; (ii) severance expense (iii) accretion of debt discounts; (iv) loss on extinguishment of debt; (v) warrant inducement expense; (vi) other income (forgiveness of PPP loan); and (vii) other financing costs. Our non-GAAP net income (loss) measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP net income (loss) per share by dividing non-GAAP net income (loss) by the average basic or diluted shares outstanding for the period. Reconciliation of Non-GAAP comprehensive (loss) income to comprehensive (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	November 30,
	2021	2020
Comprehensive loss	$(3,375)	$(1,691)

Adjustments:
Stock-based compensation expense	623	593

Severance expense	1,300	—
Other financing costs	(4)	—
NON-GAAP NET LOSS	$(1,456)	$(1,098)

Non-GAAP net loss per share — basic and diluted	$(0.06)	$(0.06)
Weighted-average number of common shares outstanding during the year – basic and diluted	23,647,400	19,610,039

Adjusted EBITDA

Adjusted EBITDA is defined as comprehensive (loss) income as reported in our consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest (income) expense; (iv) stock-based compensation expense; (v) severance expense; (vi) accretion of debt discounts; (vii) loss on extinguishment of debt; (viii) warrant inducement expense; (ix) other income (forgiveness of PPP loan); and (x) other financing costs. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). The adjustment for other income (forgiveness of PPP loan) was not included in our Adjusted EBITDA metric for the year ended November 30, 2020 because it was not applicable to such period. We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to comprehensive (loss) income the most directly comparable GAAP measure, is as follows (in thousands):

	For the Years Ended
	November 30,
	2021	2020
Comprehensive loss	$(3,327)	$(12,487)

Adjustments:
Interest expense	34	233
Income tax (benefit) provision	(160)	293
Depreciation and amortization	487	242
Non-GAAP EBITDA	(2,966)	(11,719)

Stock-based compensation expense	3,150	1,252

Severance expense	1,300	—
Accretion of debt discounts	—	755
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other income: forgiveness of PPP loan	(190)	—
Other financing costs	14	—
Non-GAAP adjusted EBITDA	$1,308	$(2,840)

Non-GAAP net income (loss) and non-GAAP net income (loss) per share

Non-GAAP comprehensive (loss) income is defined as comprehensive (loss) income as reported in our consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) stock-based compensation expense; (ii) severance expense (iii) accretion of debt discounts; (iv) loss on extinguishment of debt; (v) warrant inducement expense; (vi) other income (forgiveness of PPP loan); and (vii) other financing costs. Our non-GAAP net income (loss) measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP net income (loss) per share by dividing non-GAAP net income (loss) by the average basic or diluted shares outstanding for the period. Reconciliation of Non-GAAP comprehensive (loss) income to comprehensive (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Years Ended
	November 30,
	2021	2020
Comprehensive loss	$(3,327)	$(12,487)

Adjustments:
Stock-based compensation expense	3,150	1,252

Severance expense	1,300	—
Accretion of debt discounts	—	755
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other income	(190)	—
Other financing costs	14	—
NON-GAAP NET INCOME (LOSS)	947	(3,608)
Preferred stock dividends	(1,043)	—
Non-GAAP net loss available to common shareholders	$(96)	$(3,608)

Non-GAAP net loss per share — basic and diluted	$(0.00)	$(0.28)
Weighted-average number of common shares outstanding during the year – basic and diluted	19,610,039	12,678,747